Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-171806

Amendment No. 1 to the Pricing Supplement GS ELN 18 dated March 2, 2012 to the Prospectus dated January 28, 2011 and the
Prospectus Supplement dated January 28, 2011
Royal Bank of Canada
$5,092,000 Index-Linked Notes Due December 30, 2013 (Linked to the FTSE 100 Dividend Index - RDSA Withholding)

The notes do not bear interest.  The notes are senior unsecured debt securities issued by Royal Bank of Canada.  The amount that you will be paid on your notes, if any, on the stated maturity date (December 30, 2013, subject to adjustment) is based on the performance of the FTSE 100 Dividend Index - RDSA Withholding (which we refer to as the “FTSE 100 Dividend Index” or the “reference asset”), as measured from the initial trade date (March 2, 2012) to and including the valuation date (December 20, 2013, subject to adjustment).

The reference asset is not an equity index.  The reference asset represents solely the cumulative ordinary dividends paid on the 100 stocks (which we refer to as the “index stocks”) that comprise the FTSE 100 Index, as described elsewhere in this pricing supplement, and changes in the level of the FTSE 100 Index or the trading prices of the index stocks will have no effect on the level of the reference asset or on the payment on your notes at maturity.  The FTSE 100 Dividend Index is described more fully beginning on page PS-26.

To determine your payment at maturity, we will first calculate the percentage increase or decrease in the final level of the reference asset (determined on the valuation date, subject to adjustment) from the initial level of the reference asset (211, which was substantially higher than the level of the reference asset on the initial trade date for the notes (38.42) and on the date of this pricing supplement (56.32)), which we refer to as the dividend return.  The dividend return may reflect a positive return (based on any increase from the initial level of the reference asset to the final level of the reference asset) or a negative return (based on any decrease from the initial level of the reference asset to the final level of the reference asset).  At maturity, for each $1,000 principal amount of your notes, you will receive an amount in cash equal to the sum of: (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the dividend return.

The amount you will be paid on your notes on the stated maturity date, if any, will not be affected by the level of the reference asset on any day other than the valuation date.  In addition, the level of the reference asset resets to zero annually on the first trading day following the third Friday in December, thus the performance of the reference asset from the applicable trade date to December 21, 2012 will have no bearing on the amount you will be paid on your notes on the maturity date.

You could lose your entire investment in the notes.  A decrease in the final level of the reference asset from its initial level will reduce the payment you will receive, if any, at maturity below the principal amount of your notes, and potentially to $0, depending on the performance of the reference asset.  In addition, the notes do not pay interest, and no other payments on the notes will be made prior to maturity.  The notes also will not be listed on any securities exchange.
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Your investment in the notes involves certain risks.  In particular, assuming no changes in market conditions or our creditworthiness and any other relevant factors, the value of the notes on the applicable trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) is, and the price you may receive for the notes may be, significantly less than the applicable price to the public set forth below.  See “Risk Factors” beginning on page PS-9 of this pricing supplement to read about certain factors that you should consider.

Principal Amount: $3,668,000 principal amount of the notes traded on March 2, 2012 (the “initial notes”), and $1,424,000 principal amount of the notes traded on March 14, 2012 (the “reopened notes”), for an aggregate principal amount of $5,092,000.
Underwriting Discount: 0.25% of the principal amount
Prices to the Public: 101.15% of the principal amount for the initial notes, and 102.40% for the reopened notes.	Net Proceeds to the Issuer: 100.90% of the principal amount for the initial notes, and 102.15% of the principal amount for the reopened notes.
Settlement Dates: The initial notes settled on March 9, 2012 (the “initial settlement date”); and the reopened notes will settle on March 21, 2012.

The principal amount, prices to the public, underwriting discount and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this pricing supplement with a principal amount, price to the public, underwriting discount and net proceeds that differ from the amounts set forth above.  The return (whether positive or negative) on your notes will depend in part on the applicable price to the public, the price that you pay for such notes on the applicable settlement date.
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None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of the notes or passed upon the accuracy of this pricing supplement.  Any representation to the contrary is a criminal offense.

The notes will not constitute deposits that are insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.
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“FTSE®” is a trademark jointly owned by the London Stock Exchange Plc and The Financial Times Limited and is used by FTSE International Limited (“FTSE”) under license.  The reference asset is calculated by FTSE.  FTSE does not sponsor, endorse or promote the notes and is not in any way connected to the notes, and does not accept any liability in relation to their  issue, operation and trading.  All copyright and database rights in the reference asset values and constituent list vest in FTSE.  We have obtained full license from FTSE to use such copyrights and database rights in the creation of the notes.

GOLDMAN, SACHS & CO.
Pricing Supplement dated March 14, 2012

SUMMARY

This section is meant as a summary and should be read in conjunction with the accompanying prospectus supplement and prospectus to help you understand the notes.  This pricing supplement, together with the accompanying prospectus supplement and prospectus, contains the terms of the notes and supersedes all prior or contemporaneous oral statements as well as any other written materials relating to the notes, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials.  In the event of any inconsistency or conflict between the terms set forth in this pricing supplement and the prospectus supplement and prospectus, the terms contained in this pricing supplement will control.

An investment in the notes entails significant risks relating to the notes that are not associated with similar investments in a conventional debt security, including those described below.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in this pricing supplement and “Risk Factors” beginning on page 1 of the prospectus supplement and “Risk Factors” beginning on page 1 of the prospectus.  We urge you to consult your investment, legal, tax, accounting and other advisors.

Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to Royal Bank of Canada and all references to “$” or “dollar” are to United States dollars.

Issuer:	Royal Bank of Canada

Reference Asset:
FTSE 100 Dividend Index - RDSA Withholding (Bloomberg symbol, “F1DV Index”).  The Reference Asset is a calculation of the ordinary cash dividends on the stocks comprising the FTSE 100 Index (the “index stocks”) and does not measure the performance of the stock prices of those stocks.  The Reference Asset is calculated and published by FTSE Group (“FTSE” or the “index sponsor”).

Currency:	The notes are denominated, and amounts due on the notes will be paid, in U.S. dollars (“$”)

Aggregate Principal Amounts:
$3,668,000 principal amount of the notes traded on March 2, 2012 (the “initial notes”), and $1,424,000 principal amount of the notes traded on March 14, 2012 (the “reopened notes”), for an aggregate principal amount of $5,092,000.

Denominations:	$10,000 and integral multiples of $1,000 in excess thereof; the notes may only be transferred in amounts of $10,000 and increments of $1,000 thereafter.

Payment Amount:
At maturity, for each $1,000 principal amount of the notes, you will receive an amount in cash determined by the calculation agent equal to the sum of: (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the dividend return.  The payment amount may be less than the principal amount of the notes, and you may lose some or all of the principal amount.

The payment amount will not be adjusted based on the prices to the public, so if the price to the public for your notes represents a premium (or discount) to the principal amount and you hold them to maturity, the return on your notes will be lower (or higher) than it would have been if the price to the public for your notes had been equal to the principal amount.  See “Risk Factors—General Risks Relating to the Notes—If the Price to the Public for Your Notes Represents a Premium to the Principal Amount, the Return on Your Notes Will Be Lower Than the Return on Notes for Which the Price to the Public Is Equal to the Principal Amount or Represents a Discount to the Principal Amount.”

Initial Level:	211, which was substantially higher than the actual level of the Reference Asset on the initial trade date (38.42) and on the date of this pricing supplement (56.32).

Final Level:	The level of the Reference Asset on the valuation date, as determined by the calculation agent in accordance with the terms of this pricing supplement.

Dividend Return:

Trade Dates:	March 2, 2012 and March 14, 2012; the notes that traded on March 2, 2012 are part of the same series as those traded on March 14, 2012.

Settlement Dates:	The initial notes settled on March 9, 2012. The reopened notes will settle on March 21, 2012.

Maturity Date:	December 30, 2013, subject to adjustment as described in more detail below under “Description of the Notes—Maturity Date” and “Description of the Notes—Market Disruption Events.”

Valuation Date:	December 20, 2013, subject to postponement as described in more detail below under “Description of the Notes—Valuation Date” and “Description of the Notes—Market Disruption Events.”

Prices to the Public:	101.15% of the principal amount for the initial notes; and 102.40% for the reopened notes.

Interest:	The notes do not bear interest.

Business Day:	Any Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in the city of New York, New York.

Trading Day:
A trading day with respect to the Reference Asset means any day on which the index sponsor of the Reference Asset is open for business, and the closing level of the Reference Asset is calculated and published by the index sponsor.

No Listing:	The notes will not be listed on any securities exchange.

Calculation Agent:	Goldman, Sachs & Co.

Dealer:	Goldman, Sachs & Co.

U.S. Tax Treatment:
The terms of the notes require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the notes for all tax purposes as pre-paid cash-settled derivative contracts in respect of the Reference Asset.  If the notes are so treated, a U.S. holder should generally recognize capital gain or loss upon the sale, exchange or maturity of the notes in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the notes.

Please read carefully the sections entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this pricing supplement, the section “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

Canadian Tax Treatment:	For a discussion of certain Canadian federal income tax consequences of investing in the notes, please see the section entitled “Supplemental Discussion of Canadian Federal Income Tax Consequences”.

CUSIP:	78008C762

ISIN:	US78008C7627

FDIC:	The notes will not constitute deposits that are insured by the Federal Deposit Insurance Corporation, the Canada Deposit Insurance Corporation or any other Canadian or U.S. governmental agency.

Hypothetical Examples

The following table and chart are provided for purposes of illustration only.  They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical final levels on the valuation date could have on the payment amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final levels that are entirely hypothetical.  No one can predict what the level of the Reference Asset will be on any day during the life of your notes, and no one can predict what the final level will be.  The final level can increase relative to the initial level due to dividends on the index stocks, and the level of the Reference Asset will be reset to zero following each of the Reference Asset’s annual reset dates.  The Reference Asset has been highly volatile in the past—meaning that its level has changed considerably in relatively short periods—and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the notes assuming that they are purchased on the initial settlement date with a $1,000 principal amount and are held to maturity.  If you sell your notes in any secondary market prior to maturity, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below, such as interest rates and the volatility of the Reference Asset.  In addition, assuming no changes in market conditions or our creditworthiness and any other relevant factors, the value of your notes on the applicable trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) is, and the price you may receive for your notes may, be significantly less than the applicable principal amount.  For more information on the value of your notes in the secondary market, see “Risk Factors—General Risks Relating to the Notes—Assuming No Changes in Market Conditions or Any Other Relevant Factors, the Value of the Notes on the Applicable Trade Date (as Determined by Reference to Pricing Models Used by the Dealer) Is Significantly Less than the Applicable Principal Amount” below.

The information in the table also assumes that:

● neither a market disruption event nor a non-trading day occurs on the originally scheduled valuation date;

● no change affecting any of the index stocks or the method by which the index sponsor calculates the Reference Asset; and

● the notes are purchased on the initial settlement date and held to maturity.

For these reasons, the actual performance of the Reference Asset over the life of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical Reference Asset levels shown elsewhere in this pricing supplement.  For information about the historical levels of the Reference Asset during recent periods, see “FTSE 100 Dividend Index - RDSA Withholding —Historical Performance of the Reference Asset” below.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes.  Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on dividends paid on the index stocks.

The levels in the left column of the table below represent hypothetical final levels and are expressed as percentages of the initial level.  The amounts in the right column represent the hypothetical payment amounts, based on the corresponding hypothetical final level (expressed as a percentage of the initial level), and are expressed as percentages of the principal amount of a note (rounded to the nearest one-hundredth of a percent).

Hypothetical Final Level (as a Percentage of the Initial Level)	Hypothetical Payment Amount (as a Percentage of the Principal Amount)

150.00%	150.00%
125.00%	125.00%
100.00%	100.00%
75.00%	75.00%
50.00%	50.00%
25.00%	25.00%
0.00%	0.00%

If, for example, the final level were determined to be 25.00% of the initial level, the payment amount that we would deliver on your notes at maturity would be 25.00% of the principal amount of your notes, as shown in the hypothetical payment amount column of the table above.  As a result, if you held the notes to maturity, you would lose 75.00% of the principal amount.

The following chart also illustrates the hypothetical payment amounts (expressed as a percentage of the principal amount of your notes) that we would pay on your notes on the maturity date, if the final level (expressed as a percentage of the initial level) were any of the hypothetical levels shown on the horizontal axis.  The chart shows that any hypothetical final level (expressed as a percentage of the initial level) of less than 100% (the section left of the marker on the horizontal axis) would result in a hypothetical payment amount of less than 100% of the principal amount of your notes (the section below the 100% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes.  On the other hand, any hypothetical final level that is equal to or greater than 100% of the initial level (the section right of the 100% marker on the horizontal axis) would result in a hypothetical payment amount that is greater than the principal amount of the notes.

No one can predict the final level.  The actual amount that a holder of the notes will receive at maturity and the actual return on your investment in the notes, if any, will depend on the actual final level determined by the calculation agent as described below.  In addition, the actual return on your notes will further depend on the applicable price to the public.  Moreover, the assumptions on which the hypothetical table and chart are based may turn out to be inaccurate.  Consequently, the return on your investment in the notes, if any, and the actual payment amount to be paid in respect of the notes at maturity may be very different from the information reflected in the table and chart above.

RISK FACTORS

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the index stocks.  The notes are a riskier investment than ordinary debt securities.  You should carefully read the risk factors described in this pricing supplement and the risks described in “Risk Factors” beginning on page 1 of the prospectus supplement and page 1 of the prospectus.

General Risks Relating to the Notes

Assuming No Changes in Market Conditions, Our Creditworthiness or Any Other Relevant Factors, the Value of the Notes on the Applicable Trade Date (as Determined by Reference to Pricing Models Used by the Dealer) Is Significantly Less than the Applicable Principal Amount.

The price at which Goldman, Sachs & Co. (the “dealer”) would initially buy or sell the notes (if the dealer makes a market) and the value that the dealer will initially use for account statements and otherwise will significantly exceed the value of the notes using such pricing models.  The amount of the excess will decline on a straight line basis over the period from the initial trade date through May 31, 2012.  After that date, the price at which the dealer would buy or sell the notes will reflect the value determined by reference to the pricing models, plus the dealer’s customary bid and ask spread.

In addition to the factors discussed above, the value or quoted price of the notes at any time will reflect many factors and cannot be predicted.  In particular, an increase of the yield spread between our securities and credit risk-free instruments (credit spread) can lead to a decrease in the price of the notes in the secondary market.  In addition, even if our creditworthiness does not decline, the value of the notes on the applicable trade date is significantly less than the applicable principal amount, taking into account our credit spreads on that date.  If the dealer makes a market in the notes, the price quoted by the dealer would reflect any changes in market conditions and other relevant factors, and the quoted price (and the value of the notes that the dealer will use for account statements or otherwise) could be higher or lower than the price that you paid for them, and may be higher or lower than the value of the notes as determined by reference to pricing models used by the dealer.

If at any time a third party dealer quotes a price to purchase the notes or otherwise values the notes, that price may be significantly different (higher or lower) than any price quoted by the dealer.  You should read “—The Market Value of the Notes May Be Influenced by Many Unpredictable Factors” below.

Furthermore, if you sell any of the notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

There is no assurance that the dealer, or any other party, will be willing to purchase the notes.  In this regard, the dealer is not obligated to make a market in the notes.  See “—The Notes May Not Have an Active Trading Market” below.

You May Lose Your Entire Investment in the Notes.

The principal amount of your investment is not protected and you may lose a significant amount, or even all of your investment in the notes.  The payment amount, if any, will depend on the performance of the Reference Asset and the level of the Reference Asset on the valuation date, and you may receive significantly less than the principal amount of the notes.  Subject to our credit risk, you will receive a payment at maturity that is greater than the principal amount if the final level is greater than the initial level.  If the final level is less than the initial level, then you will lose 1% of each $1,000 principal amount of the notes for every 1% that the dividend return is below 0%.  Thus, depending on the final level, you could lose a substantial portion, and perhaps all, of your investment in the notes, which would include any premium to the principal amount you may have paid when you purchased the notes.

In addition, if the notes are not held until maturity, assuming no changes in market conditions or to our creditworthiness and other relevant factors, the price you may receive for the notes may be significantly less than the price that you paid for them.

The Notes Do Not Bear Interest.

You will not receive any interest payments on the notes.  Even if the amount payable on the notes at maturity exceeds the principal amount of the notes, the overall return you earn on the notes may be less than you would otherwise have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

Payment of the Payment Amount Is Subject to Our Credit Risk, and Market Perceptions About Our Creditworthiness May Adversely Affect the Market Value of the Notes.

Investors are subject to our credit risk, and market perceptions about our creditworthiness may adversely affect the market value of the notes.  Any decrease in the market’s view on or confidence in our creditworthiness is likely to adversely affect the market value of the notes.  On February 15, 2012, Moody’s Investors Service (“Moody’s”) announced that it was placing a group of global financial institutions, including Royal Bank of Canada, under review for a credit ratings downgrade.  Moody’s announced that our long-term credit rating could be subject to a two notch downgrade.

The Notes May Not Have an Active Trading Market.

The notes will not be listed on any securities exchange.  The dealer intends to offer to purchase the notes in the secondary market, but is not required to do so.  The dealer or any of its affiliates may stop any market-making activities at any time.  Even if there is a secondary market, it may not provide enough liquidity to allow you to easily trade or sell the notes.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade the notes is likely to depend on the price, if any, at which the dealer is willing to buy the notes.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

If you sell your notes before maturity, you may have to do so at a substantial discount from the price that you paid for them, and as a result, you may suffer substantial losses.

The Market Value of the Notes May Be Influenced by Many Unpredictable Factors.

The following factors, among others, many of which are beyond our control, may influence the market value of your notes:

•	the level of the Reference Asset;

•	the volatility—i.e., the frequency and magnitude of changes—of the level of the Reference Asset;

•	the dividend yields of the index stocks;

•	economic, financial, regulatory, political, military and other events that affect stock markets generally, the index stocks, and the ability of the issuers of the index stocks to pay dividends;

•	interest and yield rates in the market;

•	the time remaining until the notes mature; and

•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors may influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction.  If you sell your notes prior to maturity, you may receive less than the principal amount of your notes.

If the Level of the Reference Asset Changes, the Market Value of the Notes May Not Change in the Same Manner.

The notes may trade quite differently from the performance of the Reference Asset.  Changes in the level of the Reference Asset may not result in a comparable change in the market value of the notes.  Some of the reasons for this disparity are discussed under “—The Market Value of the Notes May Be Influenced by Many Unpredictable Factors” above.

You Have No Shareholder Rights or Rights to Receive Any Dividend Payments.

Investing in the notes will not make you a holder of any of the index stocks.  Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to those stocks.  The notes will be paid in cash to the extent any amount is payable at maturity, and you will have no right to receive delivery of any of the index stocks.

We Will Not Hold Any of the Index Stocks or Any Dividends that They Distribute for Your Benefit.

The indenture and the terms governing your notes do not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the index stocks that we or they may acquire, or any dividends that they distribute to us.  Neither we nor our affiliates will pledge or otherwise hold any assets for your benefit, including any of these securities or such amounts.  Consequently, in the event of our bankruptcy, insolvency or liquidation, any of those assets that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

Hedging Activities by Us and the Dealer May Negatively Impact Investors in the Notes and Cause Our Respective Interests and Those of Our Clients and Counterparties to Be Contrary to Those of Investors in the Notes.

The dealer or one or more of its affiliates has hedged or expects to hedge its obligations under the hedging transaction that it or its affiliates may enter into with us by purchasing futures and/or other instruments linked to the Reference Asset.  The dealer or one or more of its affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the Reference Asset or to dividends paid by one or more of the index stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the valuation date.

We, the dealer or one or more of our respective affiliates may also enter into, adjust and unwind hedging transactions relating to other basket- or index-linked notes whose returns are linked to changes in the level of the Reference Asset or to dividends paid on the stocks included in the FTSE 100 Index.  You should expect that these transactions will cause us, the dealer or our respective affiliates, or our respective clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes.  We, the dealer and our respective affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns with respect to these hedging activities while the value of the notes may decline.

Market Activities by Us and by the Dealer for Our Own Account or for Our Clients Could Create Conflicts of Interest.

We, the dealer and our respective affiliates provide a wide range of financial services to a substantial and diversified client base.  As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender.  In those and other capacities, we, the dealer and/or our respective affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the notes or other securities that we have issued), the index stocks, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our own accounts or for the accounts of our customers, and we will have other direct or indirect interests, in those securities and in other markets that may be not be consistent with your interests.  You should expect that our interests and those of the dealer and/or its affiliates, or our respective clients or counterparties, will at times be adverse to those of investors in the notes.

In addition to entering into these transactions itself, we, the dealer and our respective affiliates may structure these transactions for our respective clients or counterparties, or otherwise advise or assist clients or counterparties in entering into these transactions.  These activities may be undertaken to achieve a variety of objectives, including:  permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of us, the dealer or our respective affiliates in connection with the notes, through their market-making activities, as a swap counterparty or otherwise; enabling us, the dealer or our respective affiliates to comply with internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling us, the dealer or our respective affiliates to take directional views as to relevant markets or dividend yields on behalf of itself or our respective clients or counterparties that are inconsistent with or contrary to the views and objectives of investors in the notes.

We, the dealer and our respective affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the notes or other securities that we may issue, the index stocks or other securities or instruments similar to or linked to the foregoing.  Investors in the notes should expect that we, the dealer and our respective affiliates will offer securities, financial instruments, and other products that may compete with the notes for liquidity or otherwise.

We, the Dealer and Our Respective Affiliates Regularly Provide Services to, or Otherwise Have Business Relationships with, a Broad Client Base, Which Has Included and May Include Us and the Issuers of the Index Stocks.

We, the dealer and our respective affiliates regularly provide financial advisory, investment advisory and transactional services to a substantial and diversified client base.  You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us and the issuers of the index stocks, or transact in securities or instruments or with parties that are directly or indirectly related to these entities.  These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports.  You should expect that we, the dealer and our respective affiliates, in providing these services, engaging in such transactions, or acting for our own accounts, may take actions that have direct or indirect effects on the notes or other securities that we may issue, the level of the Reference Asset, the index stocks or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the notes.  In addition, in connection with these activities, certain personnel within us, the dealer or our respective affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors of the notes.

Past Reference Asset Performance Is No Guide to Future Performance.

The actual performance of the Reference Asset over the term of the notes may bear little relation to the historical levels of the Reference Asset.  Likewise, the amount payable at maturity may bear little relationship to the hypothetical return table set forth elsewhere in this pricing supplement.  We cannot predict the future performance of the Reference Asset.

As the Calculation Agent, Goldman, Sachs & Co. Will Have the Authority to Make Determinations that Could Affect the Amount You Receive, if Any, at Maturity.

As the calculation agent for the notes, Goldman, Sachs & Co. will have discretion in making various determinations that affect the notes, including determining the final level, which will be used to determine the payment amount at maturity, and determining whether a market disruption event has occurred on the valuation date or whether that day is not a trading day.  The calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of the Reference Asset, as described below in the section “Description of the Notes—Unavailability of the Level of the Reference Asset on the Valuation Date.”  The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of the notes and may create a conflict of interest between you and Goldman, Sachs & Co.  For a description of market disruption events as well as the consequences of the market disruption events, see the section below entitled “Description of the Notes—Market Disruption Events.”  We may change the calculation agent at any time without notice, and Goldman, Sachs & Co. may resign as calculation agent at any time.

The Policies of the Index Sponsor and Changes that Affect the Reference Asset or the Index Stocks Could Affect the Amount Payable on the Notes, if Any, and Their Market Value.

The policies of the index sponsor concerning the calculation of the levels of the Reference Asset, additions, deletions or substitutions of the index stocks and the manner in which changes affecting such index stocks or their issuers or the index divisor are reflected in the level of the Reference Asset, could affect the levels of the Reference Asset and, therefore, the amount payable on the notes, if any, at maturity and the market value of the notes prior to maturity.  The amount payable on the notes, if any, and their market value could also be affected if the index sponsor changes these policies, for example, by changing the manner in which it calculates the level of the Reference Asset, or if the index sponsor discontinues or suspends calculation or publication of the level of the Reference Asset, in which case it may become difficult to determine the market value of the notes.  If events such as these occur, the calculation agent will determine the amount payable, if any, at maturity as described herein.

The Calculation Agent Can Postpone the Valuation Date for the Notes if a Market Disruption Event or a Non-Trading Day with Respect to the Reference Asset Occurs.

If the calculation agent determines that, on a day that would otherwise be the valuation date, a market disruption event with respect to the Reference Asset has occurred or is continuing or if such date is not a trading day for the Reference Asset,  the calculation agent will, within five scheduled business days of the valuation date, determine the level of the Reference Asset based on its assessment, made in its sole discretion, of the level of the Reference Asset on the originally scheduled valuation date.  In no event, however, will the valuation date be postponed to a date later than the originally scheduled maturity date.  If the valuation date is so postponed, the maturity date will be postponed by the same number of trading days.

There Is No Affiliation Between Any Index Stock Issuers or the Index Sponsor and Us or the Dealer, and Neither We Nor the Dealer Is Responsible for Any Disclosure by Any of the Index Stock Issuers or the Index Sponsor.

As discussed herein, we, the dealer, and our or its respective affiliates may currently, or from time to time in the future, engage in business with the issuers of the index stocks.  Nevertheless, none of us, the dealer, or our or its respective affiliates assumes any responsibility for the accuracy or the completeness of any information about the Reference Asset, the FTSE 100 Index, or any of the index stocks.  You, as an investor in the notes, should make your own investigation into the Reference Asset and the issuers of the index stocks.  See the section below entitled “FTSE 100 Dividend Index - RDSA Withholding” for additional information about the Reference Asset.

Neither the index sponsor nor any issuers of the index stocks are involved in this offering of the notes in any way, and none of them have any obligation of any sort with respect to the notes.  Thus, neither the index sponsor nor any of the issuers of the index stocks have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of the notes.

You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Reference Asset.

In the ordinary course of business, we, the dealer, our affiliates and the dealer’s affiliates, including in acting as a research provider, investment advisor, market maker or principal investor, may express research or investment views on expected movements in the Reference Asset or the index stocks, and the dividends that may be paid on the index stocks, and may do so in the future.  These views or reports may be communicated to our clients and clients of our respective affiliates, and may be inconsistent with, or adverse to, the objectives of investors in the notes.  However, these views are subject to change from time to time.  Moreover, other professionals who transact business in markets relating to the Reference Asset or the index stocks may at any time have significantly different views from those of these entities.  For these reasons, you are encouraged to derive information concerning the Reference Asset or the index stocks from multiple sources, and you should not rely solely on views expressed by us, the dealer, or our respective affiliates.

We May Sell an Additional Aggregate Amount of the Notes at a Different Price to the Public.

At our sole option, we may decide to sell an additional aggregate amount of the notes subsequent to the trade date for the reopened notes.  The price of the notes in the subsequent sale may differ substantially (higher or lower) from the principal amount.

If the Price to the Public for Your Notes Represents a Premium to the Principal Amount, the Return on Your Notes Will Be Lower Than the Return on Notes for Which the Price to the Public Is Equal to the Principal Amount or Represents a Discount to the Principal Amount.

The payment amount will not be adjusted based on the prices to the public.  If the price to the public for your notes differs from the principal amount, the return on your notes held to maturity will differ from, and may be substantially less than, the return on notes for which the price to the public is equal to the principal amount.  If the price to the public for your notes represents a premium to the principal amount and you hold them to maturity, the return on your notes will be lower than the return on notes for which the price to the public is equal to the principal amount or represents a discount to the principal amount.

The Notes Are a Speculative Investment.

The notes are speculative in nature and involve a high degree of risk.  The notes are financial instruments that are suitable only for sophisticated investors who are able to bear the loss of all of their principal investment.  Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of the notes in light of your particular circumstances.

Significant Aspects of the Tax Treatment of the Notes Are Uncertain.

The tax treatment of the notes is uncertain.  We do not plan to request a ruling from the Internal Revenue Service regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement.

The Internal Revenue Service has issued a notice indicating that it and the U.S. Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the notes even though that holder will not receive any payments with respect to the notes until maturity or earlier sale or exchange and whether all or part of the gain a holder may recognize upon sale, exchange or maturity of an instrument such as the notes could be treated as ordinary income.  The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this pricing supplement, the section “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

Non-U.S. Investors May Be Subject to Certain Additional Risks.

The notes will be denominated in U.S. dollars.  If you are a non-U.S. investor who purchases the notes with a currency other than U.S. dollars, changes in rates of exchange may have an adverse effect on the value, price or returns of your investment.

This pricing supplement contains a general description of certain U.S. tax considerations relating to the notes.  If you are a non-U.S. investor, you should consult your tax advisors as to the consequences, under the tax laws of the country where you are resident for tax purposes, of acquiring, holding and disposing of the notes and receiving the payments that might be due under the notes.

This pricing supplement also contains a general description of certain Canadian tax considerations relating to the notes.  If you are not a Non-resident Holder (as that term is defined in “Tax Consequences – Canadian Taxation” in the accompanying prospectus) or if you acquire the notes in the secondary market, you should consult your tax advisor as to the consequences of acquiring, holding and disposing of the notes and receiving the payments that might be due under the notes.

Certain Considerations for Insurance Companies and Employee Benefit Plans.

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the notes.  This is discussed in more detail under “Employee Retirement Income Security Act” below.

Additional Risk Factors Relating to the Reference Asset

The Return on Your Notes Is Not Linked to the Value of the Index Stocks or to the Performance of the FTSE 100 Index.

The return on your notes, if any, is linked to the payment of ordinary cash dividends on the stocks that comprise the FTSE 100 Index, the index that underlies the dividend calculation for the FTSE 100 Dividend Index - RDSA Withholding.  As described further in “FTSE 100 Dividend Index - RDSA Withholding” below, the FTSE 100 Index tracks the market price of the stocks of the 100 largest U.K.-listed blue chip companies which have been admitted to trading to the London Stock Exchange (“LSE”).  The return on the notes is not linked to the performance of the FTSE 100 Index or to the market value or closing price of any of the index stocks.  Therefore, even if the FTSE 100 Index or one or more of the index stocks experienced a dramatic increase during the term of the notes, your notes would not participate in that market value or price increase.

The Reset Feature of the Reference Asset Will Distort Certain Historical Views of its Performance, and Past Performance Is No Guide to Future Performance in Any Event.

As described below under “The FTSE 100 Dividend Index - RDSA Withholding”, the Reference Asset resets on the first trading day following the third Friday of December of each year.  At that time, the level of the Reference Asset is set to zero.  Except under the limited circumstances described below, the Reference Asset increases over the course of the year because it is a calculation of the cumulative dividends paid on the stocks comprising the FTSE 100 Index from the last reset date.  As a result, a line graph of the historical performance of the Reference Asset is expected to indicate positive performance (subject to any downward adjustment as described below under “—The Payment at Maturity May Be Adversely Affected Because of Revocations of Dividends or Changes in Payment Schedules”) as additional dividends are included in the level of the Reference Asset during the one year period beginning on the most recent reset date and may experience significant upward spikes as additional dividends are paid on the index stocks.  This upward trend would be followed by a decrease to zero following the next reset date, after which positive performance would resume as new dividends begin to be included in the level of the Reference Asset.  In addition, because many issuers who pay dividends pay them annually or only four times a year, if at all, the steepness of the line indicating positive performance may be dramatic in certain periods, especially if the index stock issuers tend to pay dividends close in time to each other.  However, the payment on the notes will depend upon the level of the Reference Asset on the valuation date as compared to the initial level (211, which was substantially higher than the level of the Reference Asset on the initial trade date for the notes (38.42) and on the date of this pricing supplement (56.32)).  As a result, you should not rely in any way on the dramatic increases that may be reflected in the historical performance of the Reference Asset as suggesting any possible payment at maturity on your notes.

Because of the Reset Feature of the Reference Asset, You Will Not Benefit from Increases in the Level of the Reference Asset that Occur Prior to the December 24, 2012.

As described below under “The FTSE 100 Dividend Index - RDSA Withholding”, the Reference Asset resets on the first trading day following the third Friday of December of each year.  At that time, the level of the Reference Asset is reset to zero.  Since the level of the Reference Asset increases if and when dividends are paid on the index stocks from and excluding one reset date to and including the next reset date, any accumulated positive performance is lost when the Reference Asset level is reset following a reset date.  Therefore, the final level for your notes will only reflect the performance of the Reference Asset from but excluding December 21, 2012 (the reset date of the Reference Asset) to and including the valuation date, and any prior positive performance will have no bearing on the final level.

The Initial Level Is Substantially Higher Than the Actual Levels of the Reference Asset on the Trade Dates.

The initial level (which is 211), which is used to calculate the dividend return and therefore the amount paid on your notes at maturity, if any, is substantially higher than the actual levels of the Reference Asset on the initial trade date (which is 38.42), and is substantially higher than the actual level of the Reference Asset on the trade date for the reopened notes, which is 56.32.  We used a variety of methods to determine the initial level, which include taking into account future projected levels of the Reference Asset.  Therefore, the dividend return may be materially different from the percentage increase or decrease in the level of the Reference Asset on the valuation date relative to the actual levels of the Reference Asset on the trade dates.  Because the initial level was set at a level that is substantially higher than the actual levels of the Reference Asset on the trade dates, the amount that you will receive at maturity, if any, will be less than the amount you would have received if the initial level had been set at the actual level of the Reference Asset on the applicable trade date, and you may receive an amount that is less than the face amount of your notes.

The Payment Amount May Be Less than Cash Payments on the Underlying Stocks Because Only Certain Dividends Are Included in the Reference Asset.

The dividend amounts used in calculating the FTSE 100 Dividend Index - RDSA Withholding do not take into account all cash payments made in respect of the index stocks.  As described further below in “The FTSE 100 Dividend Index - RDSA Withholding,” the Reference Asset does not take into account dividends paid other than pursuant to the index stock issuer’s regular dividend policy, and does not take into account other dividends, such as those an index stock issuer has declared to be extraordinary or special.  Extraordinary or special dividends can be substantial amounts well in excess of ordinary cash dividends.  Therefore, you may receive significantly greater cash payments if you purchased and held the index stocks than if you held the notes to maturity.

The Payment at Maturity, if Any, May Be Adversely Affected Because of Revocations of Dividends or Changes in Payment Schedules.

As described further below in “The FTSE 100 Dividend Index - RDSA Withholding,” the dividend amounts used in calculating the Reference Asset are ordinary cash dividends that have been declared, and such declared dividends are included in the Reference Asset on the ex-date (the date following the date on which the holder must be a beneficial owner of the index stock to be entitled to receive the dividend).  If a dividend is declared and the ex-date occurs, and the dividend is thereafter revoked or otherwise unpaid, the Reference Asset will be adjusted downwards as a result of that event.  Certain other kinds of financial instruments base their payments on dividends declared and do not adjust for dividends that are unpaid after the ex-date. In addition, index stock issuers typically have some flexibility in when they declare and pay dividends.  If an issuer of an index stock paid dividends at dates that resulted in those dividends being included in the calculation of the initial level but later changed its payment schedule such that the ex-date for that index stock’s dividends do not occur until after the valuation date, the Reference Asset level on the valuation date, and the payment at maturity on your notes, may be adversely impacted.

The Notes May Not Perform as Well as a Strategy that Assumes Reinvestment of Dividends.

If you were investing in the index stocks directly, you could choose to reinvest the ordinary cash dividends you receive into shares of the relevant index stock, which would increase the number of shares on which you receive dividends.  In addition, certain “total return” indexes are calculated assuming the reinvestment of dividends received on the index stocks.  The Reference Asset does not assume any reinvestment of dividends into additional shares of index stocks.  As a result, your notes may not perform as well as an investment strategy that utilizes or assumes reinvestment of dividends, including notes linked to certain total return indexes.

The Index Stocks Were Not Selected Using a Dividend-Maximizing Investment Strategy, and Another Investment Strategy May Be Better Suited to Picking High-Yielding Dividend Stocks.

As described below in “The FTSE 100 Dividend Index - RDSA Withholding”, the index stocks were chosen for inclusion in the FTSE 100 Index on the basis of being the 100 largest U.K.-listed blue chip companies admitted to trading to the LSE, rather than for their anticipated or historical dividend yields.  The index stocks are the same stocks included in the Reference Asset.  Another investment strategy with a focus on selecting stocks for their dividend yield potential may yield better results than the Reference Asset on which your notes are based.

The Reference Asset Has a Limited History.

The amount, if any, payable on your notes on the stated maturity date is linked to the performance of the Reference Asset, as to which historical data has been published on a daily basis since July 18, 2011. FTSE has also published the levels of the Reference Asset beginning from the date of May 12, 2009, based on the methodology of the Reference Asset, and we have set forth information relating to those levels in the section below “The FTSE 100 Dividend Index – RDSA Withholding.”  As a result of the limited number of periods as to which levels of the Reference Asset have been published, only limited historical information will be available for you to consider in making an independent investigation of the Reference Asset’s performance.  This factor may make it difficult for you to make an informed decision with respect to an investment in the notes.

The Payment Amount Will Not Be Affected by the Level of the Reference Asset on Any Date Other than the Valuation Date.

The payment amount will be determined based on the level of the Reference Asset on the valuation date (subject to adjustment as described elsewhere in this pricing supplement).  Although the actual level of the Reference Asset on or prior to December 21, 2012 (the next reset date) may be higher than the final level, you will not benefit from the level of the Reference Asset at any time other than on the valuation date.  In addition, due to the Reference Asset’s reset feature, the level of the Reference Asset prior to the reset date on December 21, 2012 will not impact the final level, because the level of the Reference Asset will automatically revert to zero following the reset date.

Index Stock Prices Do Not Necessarily Correlate to Anticipated or Actual Dividend Yields.

While anticipated or historical dividend yields may be one factor in determining the value of a stock, they are not the only factor.  There may be situations in which an index stock’s market price dramatically increases even as dividends paid on that index stock decline.  If that were to occur, you would lose some or all of your investment even though the market price of an index stock or the level of the FTSE 100 Index may have increased, because the return on the notes is linked solely to the comparison between the dividend yield of the index stocks as represented by the initial level and the dividend yield represented by the final level.

The Index Stock Issuers’ Ability to Pay Dividends May Be Subject to Legal, Regulatory and Economic Limitations.

An index stock issuer’s ability to distribute future dividends on its stock will be subject to various factors including, but not limited to, available cash and distributable reserves, cash flow and working capital requirements, regulatory restrictions, contractual arrangements, internal corporate policies and withholding tax obligations under applicable law, each of which may vary depending on the specific industry and jurisdiction in which the index stock issuer operates, as well as the corporate laws of the jurisdiction in which the index stock issuer is organized.

Some index stock issuers have not established a minimum dividend payment level and the amount of dividends will fluctuate or not be paid at all.  Dividends are often declared and paid at the discretion of the index stock issuer’s board of directors and will depend on the index stock issuer’s earnings, financial condition, regulatory requirements and other factors that such board of directors may deem relevant from time to time.  Some index stock issuers may temporarily suspend prior practices of paying regular dividends on their stock in order to preserve capital or for other business reasons.

Dividend payments also depend on an index stock issuer’s capital structure.  Some index stock issuers may have other classes of stock, e.g., preferred stock, which would have preferential dividend rights over the common stock of the index stock issuers.  According to some terms of preferred stock, index stock issuers may be prohibited from increasing or paying dividends on their common stock under certain circumstances. Outstanding financing arrangements of index stock issuers may also affect the dividend-paying ability of index stock issuers.  Index stock issuers may be subject to certain financing covenants that would restrict index stock issuers from paying dividends if interest payments are deferred or if certain financial ratios are not met.

In addition, for certain index stock issuers, their ability to satisfy financial obligations and pay dividends will depend on the ability of their respective subsidiaries to distribute funds to such index stock issuers.  These subsidiaries, like the index stock issuers, may also be subject to legal, regulatory and economic circumstances that may negatively affect their operating performance and result in less income to fund the index stock issuers’ dividend payments.  Thus, there is no assurance that such subsidiaries will generate adequate cash flow to pay dividends to the index stock issuers in the future.

The Payment Amount May Be Adversely Affected by Changes in the Composition of the FTSE 100 Index.

Although the FTSE 100 Dividend Index - RDSA Withholding is not linked to the performance of the FTSE 100 Index or to the market value or closing price of any of the index stocks, the Reference Asset is linked to the dividends paid on the stocks that comprise the FTSE 100 Index.  Thus, the removal or addition of a stock from the FTSE 100 Index may affect the calculation of the level of the Reference Asset.  For example, if the ex-date for an index stock included in the FTSE 100 Index in one period during the term of the notes occurs after that stock is removed from the FTSE 100 Index, that dividend would not be included in the calculation of the level of the Reference Asset.

Although Your Notes Are Linked to the FTSE 100 Dividend Index - RDSA Withholding, Which Is Linked to the Payment of Dividends Paid in Sterling on the Stocks Included in the FTSE 100 Index, the Return on Your Notes Will Not Be Adjusted for Changes in the Sterling/U.S. Dollar Exchange Rate, but You Are Exposed to Other Currency Risk.

Your notes are linked to the Reference Asset, which is linked to the payment of dividends on the stocks that comprise the FTSE 100 Index.  Although the dividends on the index stocks may be paid in Sterling and your notes will be denominated in U.S. dollars, the amount payable on your notes at maturity will not be adjusted for changes in the Sterling/U.S. dollar exchange rates.  For example, if a U.S. investor directly holding an index stock experienced an increase in dividends received after conversion of the Pound dividends into U.S. dollars due solely to the appreciation of the Sterling, you would not participate in that appreciation.  The amount payable on the stated maturity date will be based solely upon the dividend return through the valuation date.  The Reference Asset itself, however, will adjust any dividend declared on an index stock in a currency other than Sterling to its Sterling equivalent using the applicable foreign exchange rate.  As a result, you are exposed to foreign currency risk through the Reference Asset.

Changes in foreign currency exchange rates may reflect changes in the economies of the applicable foreign countries in which the index stocks operate that, in turn, may affect the final level directly if those companies declare dividends in a currency other than Sterling and indirectly if those economic changes adversely affect the index stock issuers’ ability to pay dividends.

An Investment in the Notes Is Subject to Risks Associated with Foreign Securities Markets.

The Reference Asset tracks the dividends paid on the securities included in the FTSE 100 Index.  You should be aware that investments in securities linked to dividends paid on non-U.S. equity securities involve particular risks.  The U.K. securities market may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect the U.K. market and the ability of the relevant issuers to pay dividends differently from U.S. or other securities markets.  Also, there is generally less publicly available information about most of the companies included in the Reference Asset than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and companies listed on the London Stock Exchange are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The amount of ordinary dividends paid by the companies included in the FTSE 100 Index are subject to political, economic, financial and social factors that apply in those geographical regions.  These factors, which could negatively affect the level of the Reference Asset, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health development in the Europe or elsewhere.  Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

DESCRIPTION OF THE NOTES

In addition to the terms described in the “Summary” section above, the following general terms will apply to the notes.

General

The notes are part of a series of medium-term notes entitled “Senior Global Medium-Term Notes, Series E” that we may issue under our senior indenture, dated as of October 23, 2003, as it has been and may be amended from time to time, between Royal Bank of Canada and The Bank of New York Mellon, as successor to the corporate trust business of JPMorgan Chase Bank, N.A., as trustee.  The indenture is described more fully in “Description of Debt Securities” in the accompanying prospectus and prospectus supplement.  The following description of the notes supplements the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of the Notes We May Offer” in the prospectus supplement and “Description of Debt Securities” in the prospectus.

The aggregate principal amount of the notes is $5,092,000. $3,668,000 principal amount of the notes traded on March 2, 2012 and $1,424,000 principal amount of the notes traded on March 14, 2012.  The notes are issued in denominations of $10,000, and integral multiples of $1,000 in excess thereof.  The notes may only be transferred in amounts of $10,000 and increments of $1,000 thereafter.  The notes will mature on December 30, 2013, subject to adjustment, as set forth below under the caption “—Maturity Date.”

We will not pay interest on the notes.

Currency

The notes are denominated, and amounts due on the notes will be paid, in U.S. dollars (“$”).

Form of the Notes

The notes will be issued only in the form of a global master security held by the Depository Trust Company.

No Listing

The notes will not be listed on any securities exchange.

Defeasance, Default Amount, Other Terms

Neither full defeasance nor covenant defeasance will apply to your notes.  The following will apply to your notes:

•	the default amount will be payable on any acceleration of the maturity of your notes as described under “—Default Amount on Acceleration” below;

•	a business day for your notes will have the meaning described under “—Special Calculation Provisions—Business Day” below; and

•	a trading day for your notes will have the meaning described under “—Special Calculation Provisions—Trading Day” below.

Please note that the information about the issuance, settlement dates, prices to the public, discounts or commissions and net proceeds to Royal Bank of Canada relates only to each initial issuance and sale of your notes.  If you have purchased your notes in a market-making transaction after the initial issuance and sale, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

Payment Amount

At maturity, subject to our credit risk as issuer of the notes, we will pay you an amount in cash equal to the payment amount.  To determine the payment amount, we will first calculate the percentage increase or decrease in the Reference Asset, which we refer to as the “dividend return.”

The dividend return will be determined as follows:

The initial level is 211, which was substantially higher than the level of the Reference Asset on the trade dates for the notes (as described above).

The final level will be the official level of the Reference Asset on the valuation date, as determined by the calculation agent.

The payment amount at maturity for each $1,000 principal amount of the notes will be the sum of:  (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the dividend return.

If the final level is less than the initial level, the payment amount will be less than the principal amount of the notes, and you will lose some or all of the principal amount.

Maturity Date

The maturity date is December 30, 2013.  The maturity date may be postponed under the circumstances described under “—Valuation Date.”

Valuation Date

The valuation date is December 20, 2013.   If that date is not a trading day, or if a market disruption event occurs on the scheduled valuation date, the calculation agent will, within five scheduled business days of the valuation date, determine the level of the Reference Asset based on its assessment, made in its sole discretion, of the level of the Reference Asset on the originally scheduled valuation date.  In no event, however, will the valuation date be postponed to a date later than the originally scheduled maturity date.  If the valuation date is so postponed, the maturity date will be postponed by the same number of trading days, and no additional amounts will be payable on the notes.

Unavailability of the Level of the Reference Asset on the Valuation Date

If the index sponsor discontinues publication of the Reference Asset and the index sponsor or another entity publishes a successor or substitute to the Reference Asset that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Reference Asset (such successor or substitute to the Reference Asset being referred to in this section as a “successor index”), then any subsequent Reference Asset level will be determined by reference to the published level of that successor index at the regular weekday close of trading on the valuation date.

Upon any selection by the calculation agent of a successor index, the calculation agent will provide written notice to the trustee of the selection, and the trustee will furnish written notice, to the extent the trustee is required to under the senior debt indenture, to the depositary, as holder of the master global security.

If a successor index is selected by the calculation agent, that successor index will be used as a substitute for the Reference Asset for all purposes, including for purposes of determining whether a market disruption event exists with respect to that successor index.

If the index sponsor discontinues publication of the Reference Asset prior to, and that discontinuance is continuing on, the valuation date and the calculation agent determines, in its sole discretion, that no successor index is available at that time, then the calculation agent will determine the level of the Reference Asset for the valuation date in accordance with the formula for and method of calculating the Reference Asset last in effect prior to the discontinuance, without rebalancing or substitution, using the level (or its good faith estimate of the level).  Notwithstanding these alternative arrangements, discontinuance of the publication of the Reference Asset may adversely affect the value of your notes.

If at any time the method of calculating the level for the Reference Asset or a successor index is changed in a material respect, or if the Reference Asset is in any other way modified so that the Reference Asset does not, in the opinion of the calculation agent, fairly represent the level of the Reference Asset had those changes or modifications not been made, then the calculation agent will, at the close of business in New York City on the valuation date, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of an index comparable to the Reference Asset as if those changes or modifications had not been made.  Accordingly, if the method of calculating the Reference Asset is modified so that the level of the Reference Asset is a fraction of what it would have been if it had not been modified (e.g., due to the application of withholding taxes to all of the dividends), then the calculation agent will adjust the Reference Asset in order to arrive at a value of the Reference Asset as if it had not been modified (e.g., as if such change had not occurred).

Notwithstanding these alternative arrangements, discontinuance of the publication of the Reference Asset may adversely affect the value of your notes.

Market Disruption Events

Any of the following will be a market disruption event with respect to the Reference Asset:

•
a suspension, absence or material limitation of trading in index stocks constituting 20% or more, by weight, of the FTSE 100 Index on London Stock Exchange, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•
a suspension, absence or material limitation of trading in option or futures contracts relating to the Reference Asset, the FTSE 100 Index, dividends of the index stocks or index stocks (in the case of dividends of index stocks or index stocks, constituting 20% or more, by weight, of the FTSE 100 Index), if available, in the respective primary markets for those contracts, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•
index stocks constituting 20% or more, by weight, of the FTSE 100 Index, or option or futures contracts relating to the Reference Asset, the FTSE 100 Index, dividends of the index stocks or index stocks (in the case of dividends of index stocks or index stocks, constituting 20% or more, by weight, of the FTSE 100 Index), if available, do not trade on what were the respective primary markets for those index stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of Royal Bank of Canada or the dealer or any of their respective affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the notes.  For more information about hedging by Royal Bank of Canada and/or any of its affiliates, see “Use of Proceeds and Hedging” below.

The following events will not be market disruption events with respect to the Reference Asset:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

•	a decision to permanently discontinue trading in the option or futures contracts relating to the Reference Asset, the FTSE 100 Index, the dividends of any index stock, or any index stock.

For this purpose, an “absence of trading” in the primary securities market on which an index stock, or on which option or futures contracts relating to the Reference Asset, the FTSE 100 Index, the dividends of any index stock or any index stock are traded will not include any time when that market is itself closed for trading under ordinary circumstances.  In contrast, a suspension or limitation of trading in an index stock or in option or futures contracts relating to the Reference Asset, the FTSE 100 Index, the dividends of any index stock or any index stock, if available, in the primary market for that stock or those contracts, by reason of:

•	a price change exceeding limits set by that market, or

•	an imbalance of orders relating to that index stock or those contracts, or

•	a disparity in bid and ask quotes relating to that index stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

Payment of Additional Amounts

We will pay any amounts to be paid by us on the notes without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority.  At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the notes, we will pay such additional amounts (“additional amounts”) as may be necessary so that the net amounts received by each holder (including additional amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.

However, no additional amounts will be payable with respect to a payment made to a holder of the notes, which we refer to as an “excluded holder,” in respect of a beneficial owner:

(i)	with which we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(ii)
which is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the notes, the holding of notes or the receipt of payments thereunder;

(iii)
which presents such note for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such additional amounts on presenting a note for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any note means:

(a)  the due date for payment thereof, or

(b)  if the full amount of the monies payable on such date has not been received by the trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the notes in accordance with the indenture; or

(iv)
who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or procuring that any third party comply with, any statutory requirements or by making, or procuring that any third party make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority.

For the avoidance of doubt, we will not have any obligation to pay any holders additional amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the notes at maturity.

We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  We will furnish to the trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee.  We will indemnify and hold harmless each holder of notes (other than an excluded holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the notes, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.

For additional information, see the section entitled “Supplemental Discussion of Canadian Federal Income Tax Consequences” below.

Default Amount on Acceleration

In case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable on the notes upon any acceleration of the notes will be determined by the calculation agent and will be an amount in cash equal to the amount payable as described under the caption “—Payment at Maturity,” calculated as if the date of acceleration were the valuation date.

If the maturity of the notes is accelerated because of an event of default, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC, of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Manner of Payment and Delivery

Any payment on the notes at maturity or otherwise will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City.  We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Role of Calculation Agent

The calculation agent will make all determinations regarding the level of the Reference Asset, business days, trading days, market disruption events, the default amount, and the amount payable on your notes.  Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.  You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or confirmations by the calculation agent.

We have appointed Goldman, Sachs & Co. as the calculation agent for the notes.  We may change the calculation agent for your notes and the calculation agent may resign as calculation agent.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean any Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in the city of New York, New York.

Trading Day

When we refer to a trading day with respect to the Reference Asset, we mean a day on which (i) the index sponsor for the Reference Asset is open for business and (ii) the Reference Asset is calculated and published by the index sponsor.

Terms Incorporated in the Master Note

All of the terms appearing above and including the item captioned “Calculation Agent” and the terms captioned “U.S. Tax Treatment” in the “Summary” section on pages PS-3 to PS-5 of this pricing supplement, the terms appearing in the first paragraph under the caption “—Defeasance, Default Amount, Other Terms,” the terms in the first five paragraphs under the caption “—Unavailability of the Level of the Reference Asset on the Valuation Date,” the terms appearing in the first four paragraphs under the caption “—Payment of Additional Amounts,” the terms appearing under the captions “—Market Disruption Events” and “—Default Amounts on Acceleration” above and the applicable terms included in the Series E MTN prospectus supplement, dated January 28, 2011 and the prospectus, dated January 28, 2011 are incorporated into the master global security that represent the notes and is held by The Depository Trust Company.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the notes for the purposes we describe in the attached prospectus supplement under “Use of Proceeds.”  We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the notes as described below.

In anticipation of the sale of the notes, we, the dealer, and one or more of our affiliates and the affiliates of the dealer have hedged or expect to enter into hedging transactions involving purchases of securities included in or linked to the Reference Asset and/or listed and/or over-the-counter derivative instruments linked to the Reference Asset prior to or on each trade date.  From time to time, we or they may enter into additional hedging transactions or unwind those we have entered into.  In this regard, we or they may:

•	acquire or dispose of the index stocks (or the rights to dividends paid on those stocks);

•	acquire or dispose of long or short positions in listed or over-the-counter derivative instruments based on the level of the Reference Asset or dividends paid on the index stocks; or

•	any combination of the above two.

We, the dealer, and one or more of our affiliates and the affiliates of the dealer may acquire a long or short position in securities similar to the notes from time to time and may, in our or their sole discretion, hold or resell those similar securities.

We, the dealer, and one or more of our affiliates and the affiliates of the dealer may close out our or their hedge on or before the valuation date.  That step may involve sales or purchases of the index stocks or over-the-counter derivative instruments linked to the index stocks or dividends paid on the index stocks.

The hedging activity discussed above may adversely affect the market value of the notes from time to time.  See “Risk Factors—General Risks Relating to the Notes—Hedging Activities by Us and the Dealer May Negatively Impact Investors in the Notes and Cause Our Respective Interests and Those of Our Clients and Counterparties to Be Contrary to Those of Investors in the Notes,” “—Market Activities by Us and by the Dealer for Our Own Account or for Our Clients Could Negatively Impact Investors in the Notes,” and “—We, the Dealer and Our Respective Affiliates Regularly Provide Services to, or Otherwise Have Business Relationships with, a Broad Client Base, Which Has Included and May Include Us and the Issuers of the Index Stocks” in this pricing supplement for a discussion of these adverse effects.

THE FTSE 100 DIVIDEND INDEX - RDSA WITHHOLDING

General

The FTSE 100 Dividend Index - RDSA Withholding, which we refer to as the “Reference Asset,” is an index that calculates the cumulative value of the ordinary cash dividends paid on the stocks comprising the FTSE 100 Index during the course of a one-year period. The Reference Asset resets to zero on the first trading day following the third Friday of every December. The Reference Asset does not reflect the market price of the index stocks; instead, it calculates only the dividends that are declared and paid on them. See “Description of the Reference Asset and the FTSE 100 Index – Composition and Calculation of the Reference Asset” below, which we refer to as the “index.”  Both the Reference Asset and the FTSE 100 Index were created and are maintained, sponsored and calculated by FTSE Group (“FTSE”).  FTSE is owned jointly by the London Stock Exchange plc (the “LSE”) and The Financial Times Limited (“FT”).

Description of the Reference Asset and the FTSE 100 Index

The FTSE 100 Index

The Reference Asset consists of all stocks in the FTSE 100 Index at any time, and therefore the constituents are selected and weighted in the same way as the FTSE 100 Index. The FTSE 100 Index is a market capitalization−weighted index of the 100 largest U.K.-listed blue chip companies trading on the LSE. Publication of the FTSE 100 Index began on December 30, 1983, and publication of the Reference Asset began on July 18, 2011.  FTSE has also made available its calculation of the historical levels of the Reference Asset beginning from May 12, 2009.  The Reference Asset and the FTSE 100 Index are disseminated on, and additional information about each of them is published on, the FTSE website: http://www.ftse.com.  We are not incorporating by reference the website or any material it includes in this pricing supplement.  FTSE is under no obligation to continue to publish the Reference Asset or the FTSE 100 Index and may discontinue publication of the Reference Asset or the FTSE 100 Index, as the case may be, at any time.

FTSE 100 Index Composition and Maintenance.  The FTSE 100 Index consists of the 100 largest U.K.-listed blue chip companies, based on full market capitalization, that pass screening tests for nationality and free float, price and liquidity. The FTSE Europe/Middle East/Africa Regional Committee, which we refer to as the “Committee,” meets quarterly to review the constituents of the FTSE 100 Index.  These meetings are held on the Wednesday after the first Friday in March, June, September and December. Any constituent changes are implemented on the next trading day following the expiration of the London International Financial Futures and Options Exchange futures and options contracts, which normally takes place on the third Friday of the same month.

Eligibility Standards. Only a “premium listing” of “equity shares”, as defined by the Financial Services Authority in its List Rules Sourcebook, which has been admitted to trading on the LSE is eligible for inclusion in the FTSE 100 Index. Eligible stocks must pass price and liquidity screens before being included in the FTSE 100 Index. Additionally, a stock must generally (i) have a minimum free float (as described below) of 25%, for companies incorporated in the U.K., or (ii) have a free float greater than 50%, for companies not incorporated in the U.K.

Price Screen. The Committee must be satisfied that an accurate and reliable price exists for purposes of determining the market value of a company. To be eligible for inclusion in the FTSE 100 Index, a stock must have a premium listing on the LSE with a Sterling-dominated price on SETS (SETS is the LSE’s electronic order book for the securities of FTSE 100 Index constituents and other liquid securities). For companies with multiple classes of equity securities, a Euro or U.S. Dollar denominated price may also be included where there is an eligible Sterling class in certain situations.

Liquidity Screen. Each eligible stock is tested for liquidity by calculating its median daily trading volume per month. The median daily trading volume per month is calculated by ranking each daily trade volume total for each trading day of the month and selecting the date with the middle-ranking daily trade volume total. A stock not presently included in the FTSE 100 Index must have a median daily trading volume per month of at least 0.035% of its outstanding shares (after application of any investability weightings) in at least 10 of the 12 months prior to the annual review of the FTSE 100 Index in June to be eligible for inclusion. An existing index stock that does not have a median daily trading volume per month of at least 0.025% of its outstanding shares (after the application of any investability weightings) for at least eight of the 12 months prior to the annual review of the FTSE 100 Index will be removed from the FTSE 100 Index and will not be considered for inclusion until the next annual review. New issues will become eligible for inclusion in the FTSE 100 Index at the quarterly review following their issuance provided that they have a minimum trading record of at least 20 trading days prior to the review date and that they have a median daily trading volume per month of at least 0.035% of their outstanding shares (after the application of any investability weightings) in each month since their listing. When calculating the median of daily trades per month for new issues, a minimum of five trading days in each month must exist, otherwise the month will be ignored. At the sole discretion of the Committee, the above percentage figures may be adjusted by up to 0.01% at a market review so that, in the Committee’s opinion, the FTSE 100 Index better reflects the liquid investable market.

Investability weightings.  FTSE applies an investability weighting, or free float factor, to each potential index stock to determine its investable market capitalization, which FTSE uses to determine the FTSE 100 Index constituents as well as to calculate the Reference Asset and the FTSE 100 Index. The following types of shareholdings are excluded from free float and therefore reduce the investability weighting below 1.0: shares directly owned by state, regional, municipal and local governments (excluding shares held by independently managed pension schemes for governments); shares held by sovereign wealth funds where each holding is 10% or greater of the total number of shares in issue (if the holding subsequently decreases below 10%, the shares will be excluded from free float until the holding falls below 7%); shares held by directors, senior executives and managers of the company, and by their family and direct relations, and by companies that they control; shares held within employee share plans; shares held by public companies or by non-listed subsidiaries of public companies; shares held by founders, promoters, former directors, founding venture capital and private equity firms, private companies and individuals (including employees) where the holding is 10% or greater of the total number of shares in issue (if the holding subsequently decreases below 10%, the shares will be excluded from free float until the holding falls below 7%); all shares (in most cases) where the holder is subject to a lock-in clause prohibiting the sale of the shares (for the duration of that clause); and shares held for publicly announced strategic reasons, including shares held by several holders acting in concert.

Market Capitalization Ranking. Eligible stocks that pass the price and liquidity screens are ranked by the Committee according to their full market capitalization (that is, before the application of any investability weightings). Only the quoted equity capital of a constituent company will be included in the calculation of its market capitalization. Where a company has two or more classes of equity, secondary lines will be included in the calculation of the market capitalization of the company only if those lines are significant and liquid. Market capitalization rankings are calculated using data as of the close of business on the day before the review.

100 Constituent Limitation. The FTSE 100 Index always contains 100 constituents. The Committee will add a stock to the FTSE 100 Index at the quarterly review if it has risen to 90th place or above on the full market capitalization rankings and will delete a stock at the quarterly review if it has fallen to 111th place or below on these rankings. If a greater number of companies qualify to be inserted in the FTSE 100 Index than qualify to be removed, the lowest ranking constituents (by full market capitalization) of the FTSE 100 Index will be removed so that the total number of stocks remains at 100 following inclusion of those that qualify to be inserted. Likewise, if a greater number of companies qualify to be removed than to be inserted at the quarterly review, securities of the highest ranking companies (by full market capitalization) that are then not included in the FTSE 100 Index will be inserted to match the number of companies being removed, in order to maintain the total at 100.

Outstanding Shares Changes. For the purposes of computing the FTSE 100 Index and the Reference Asset, the number of shares outstanding for each index stock is expressed to the nearest share and, to prevent a large number of insignificant weighting changes, the number of outstanding shares index stock is amended only when the total outstanding shares held within the index system changes by more than 1% on a cumulative basis. Changes will be made quarterly after the close of business on the third Friday of March, June, September and December.

If a corporate action occurs which involves a change in the number of outstanding shares of an index stock, the change in shares will be applied simultaneously with the corporate action. If accumulated changes in the number of outstanding shares add up to 10% or more or when an accumulated share change represents $2 billion of a company’s total market capitalization, they are implemented between quarters. If an adjustment is made, it will be applied for the first time at the next review in March of the following year. All adjustments are made before the start of the index calculation on the day concerned, unless market conditions prevent this.

When an index stock issuer increases the number of shares it has outstanding, the market capitalization of that index stock issuer increases and the total market capitalization will rise accordingly.

Divisor Amendments. The market capitalization of an index stock is adjusted to take account of various corporate actions. To prevent the value of the FTSE 100 Index from changing due to such an event, all corporate actions which affect the market capitalization of the FTSE 100 Index require an offsetting divisor adjustment. By adjusting the divisor, the value of the FTSE 100 Index remains constant before and after the event. Below is a summary of the more frequent corporate actions and their resulting adjustment.

Type of Corporate Action	Adjustment	Adjustment to Divisor
Issue of new shares	Shares outstanding increased	Yes
Share repurchase	Shares outstanding decreased	Yes
Bonus issue or stock split	Shares outstanding multiplied by four. Share price divided by four	No

Rights Issues. A rights issue is where an index stock issuer raises new capital by offering shareholders additional shares at a set ratio with a discount to the market price. The rights become attached to the shares on a set date — the ex-date. On this date, the price of the index stock will fall by the value of the rights. The effect of the rights issue is to increase the market capitalization of the company by the value of the additional shares created by the rights issue less the value of the fall in the share price. The shares outstanding for that index stock and FTSE 100 Index divisor are also adjusted to prevent the FTSE 100 Index from falling in line with the reduction in the share price on the ex-date.

The top ten index stocks of the FTSE 100 Index (and therefore the Reference Asset) as of February 24, 2012, by weight, were:

Company	Weight*	Gross Market Capitalization (£m)
HSBC Holdings	6.66%	102,431.3
BP	6.08%	93,497.34
Vodafone Group	5.64%	86,753.16
Royal Dutch Shell A	5.50%	84,550.37
GlaxoSmithKline	4.64%	71,322.73
Royal Dutch Shell B	4.11%	63,217.09
British American Tobacco	4.01%	61,590.24
Rio Tinto	3.45%	53,007.59
BG Group	3.38%	51,987.08
BHP Billiton	2.85%	43,783.25

*FTSE 100 Index stock weightings are updated periodically and may be found at the following webpage: http://www.ftse.com/Indices/UK_Indices/Downloads/FTSE_100_Index_Factsheet.pdf

As of February 23, 2012, the index stock issuers included in the FTSE 100 Index were divided 10 Industry Classification Benchmark Industries. The ICB industries include (with the percentage included as of February 23, 2012 in such sectors indicated in parentheses): Oil & Gas (20.61%), Basic Materials (12.94%), Industrials (6.09%), Consumer Goods (14.70%), Health Care (8.28%), Consumer Services (7.80%), Telecommunications (6.78%), Utilities (4.10%), Financials (17.92%) and Technology (0.77%).

Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

Composition and Calculation of the Reference Asset

The Reference Asset is comprised of, and reflects all constituent changes made to, the index stocks.  FTSE calculates the Reference Asset using some of the same calculation methodology it uses to calculate the FTSE 100 Index, with certain important differences.  The Reference Asset is calculated using the index stocks, but does not measure the price levels of the index stocks. Instead, the Reference Asset measures only the ordinary cash dividends distributed by each component stock issuer in respect of each index stock.  The Reference Asset is calculated on an end-of-day basis and published rounded to two decimal places.

The level of the Reference Asset is the cumulative sum of the “dividend points” (derived as set forth in the formula below) for all of the index stocks as of the date of calculation from, but excluding, the last reset date of the level of the Reference Asset.  The level of the Reference Asset is reset to a value of zero at the start of the next trading day following the third Friday in December of each year. The formula for calculating the dividend points can be expressed as follows:

The “Market Value of Dividends” is equal to the sum of the dividend amounts for each of the 100 index stocks.  The dividend amount for each index stock is included on the ex-date for that dividend and is equal to the product of (i) the ordinary unadjusted gross cash dividends (subject to the withholding tax deduction described below), times (ii) the number of shares of that index stock outstanding as of the time the Reference Asset is being calculated, times (iii) the investability weighting for that index stock as of the time the Reference Asset is being calculated.  Ordinary dividends include cash dividends that are within the scope of the index stock issuer’s regular dividend policy. The dividend amount does not include cash dividends where the distribution is outside the scope of the index stock issuer’s regular dividend policy or where the index stock issuer declares such distribution to be extraordinary or special.  If a company declares a dividend in a currency other than Sterling, the published Sterling equivalent will be used, if available prior to the ex-date of the dividend. If there is no equivalent, the dividend amount will be converted to Sterling using the WM/Reuters 4pm rate of the day before the ex-date.

No withholding tax adjustments are made to the amount of declared dividends, with the exception of dividends paid by the index stock issuer on Royal Dutch Shell A shares, from which a 15% withholding tax is deducted in accordance with the Luxembourg Treaty Rate. In the event that a company intends not to pay, or fails to pay, a declared ordinary dividend after the ex-date, FTSE will reduce the level of the Reference Asset after the close of trading on the date it becomes aware of such event. The level of the Reference Asset will be reduced by an amount equal to (w) the amount of the declared dividend times (x) the number of shares outstanding of the index stock on the ex-date, times (y) the investability weighting for that index stocks as of the ex-date, divided by (z) the Latest Index Divisor as of the date of such reduction.

The “Latest Index Divisor” used to calculate the Reference Asset is the divisor used to calculate the price return of the FTSE 100 Index (price return calculations do not take into account the payment of dividends on the index stocks or ex-date adjustment in respect thereof; total return calculations do take into account such dividends and also assume reinvestment of dividends) as of the day prior to the ex-date for a dividend, except that, in the case of a reduction because of the failure to pay a declared dividend after its ex-date, the divisor on the date of the reduction is used.  The divisor helps maintain the continuity of the FTSE 100 Index’s value so that corporate actions do not artificially increase or decrease the level of the Reference Asset or the FTSE 100 Index.

Historical High, Low and Last Levels of the Reference Asset

The level of the Reference Asset has fluctuated in the past and may, in the future,  experience significant fluctuations.  Any historical trend in the level of the Reference Asset during any period shown below is not an indication that the level of the Reference Asset is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the Reference Asset as an indication of the future performance of the Reference Asset. We cannot give you any assurance that the future performance of the Reference Asset, and the ordinary dividends that will be paid on the index stocks, will result in your receiving an amount greater than the outstanding principal amount of your notes on the stated maturity date. In light of the increased volatility currently being experienced in the global markets, and the possibility that the issuers of the index stocks will be unable to pay significant dividends to their shareholders, it may be substantially more likely that you could lose all or a substantial portion of your investment in the notes. On the third Friday of December (the reset date of the Reference Asset) in each of 2009, 2010 and 2011, the highest level of the Reference Asset was 187.65, 177.32 and 200.56, respectively. In contrast, the initial level of the Reference Asset is 211.  Therefore, if you had owned notes with terms similar to these notes with a valuation date on the third Friday of December in 2009, 2010 or 2011, you would have received less than the face amount of such notes at maturity.

None of RBC, Goldman, Sachs & Co., or any of our respective affiliates make any representation to you as to the performance of the Reference Asset.  The actual performance of the Reference Asset over the life of the notes, as well as the amount payable at maturity, may bear little relation to the historical levels shown below.  Moreover, in light of current market conditions, the trends reflected in the historical performance of the Reference Asset  may be less likely to be indicative of the performance of your notes during the life of your notes than would otherwise have been the case.

Further, in light of the increased volatility currently being experienced by U.K. and global securities markets, recent market declines, and conditions that may affect the ability of the relevant issuers to declare dividends on their equity securities, it may be substantially more likely that the Reference Asset will be more volatile over the life of the notes than it has been historically.

Although we have provided historical levels of the Reference Asset for your information, you should note that levels of the Reference Asset up to the reset date on December 21, 2012 will not be taken into account for purposes of determining the payment, if any, you may receive on your notes.  The actual performance of the Reference Asset  over the life of your notes, as well as the amount payable at maturity,  may bear little relation to the historical levels shown below.

FTSE began to publish the levels of the Reference Asset on July 18, 2011, and has also published the calculation of the historical levels of the Reference Asset beginning on May 12, 2009.  The table below shows the high, low and last levels of the Reference Asset for the second, third and fourth quarter of 2009, each quarter of 2010 and 2011, and the first quarter of 2012 (through March 14, 2012).  We obtained the levels listed in the table below from Bloomberg Financial Services and FTSE, without independent verification.

Because the cash settlement amount on your notes is linked to the final level, the principal of your notes is not protected.  See “Additional Risk Factors Specific to Your Notes — General Risks Relating to the Notes — You May Lose Your Entire Investment in the Notes” above for more information about this risk.

Historical High, Low and Last Levels of the Reference Asset (GBP)

	High	Low	Last

2009
Quarter ended June 30	111.20	54.45	111.20
Quarter ended September 30	152.97	112.61	152.97
Quarter ended December 31	187.65	0	0.92
2010
Quarter ended March 31	54.85	0.92	54.85
Quarter ended June 30	109.14	54.85	104.62
Quarter ended September 30	147.79	104.62	147.79
Quarter ended December 31	177.32	0	1.08
2011
Quarter ended March 31	57.59	1.08	57.59
Quarter ended June 30	113.93	57.59	113.93
Quarter ended September 30	164.97	113.93	164.97
Quarter ended December 31	200.56	0	1.15
2012
Quarter ending March 31 (through March 14)	56.32	1.15	56.32

The following graph shows the performance of the Reference Asset from May 12, 2009 through March 14, 2012.  The historical performance of the Reference Asset is significantly different from that of the FTSE 100 Index due to, among other things, (a) the fact that the Reference Asset only measures dividends on the relevant stocks and (b) the reset feature of the Reference Asset, which automatically resets the level of the Reference Asset to zero once per year, the performance of the Reference Asset will not be consistent with that of the FTSE 100 Index.  You should not base your investment decision upon the prior performance, or your expectations as to the future performance of the Reference Asset.

Source: Bloomberg

License Agreement

The notes are not in any way sponsored, endorsed, sold or promoted by FTSE International Limited ("FTSE") or by the London Stock Exchange Plc (the "Exchange") or by The Financial Times Limited ("FT") (together the “Licensor Parties”) and none of the Licensor Parties make any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the Reference Asset and/or the figure at which the Reference Asset stands at any particular time on any particular day or otherwise.  The Reference Asset is compiled and calculated by FTSE.  None of the Licensor Parties shall be liable (whether in negligence or otherwise) to any person for any error in the Reference Asset and none of the Licensor Parties shall be under any obligation to advise any person of any error therein.

“FTSE®” is a trademark of the Exchange and the FT and is used by FTSE under license.

SUPPLEMENTAL PLAN OF DISTRIBUTION

Royal Bank of Canada has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from Royal Bank of Canada, the principal amount of the reopened notes specified, at the price specified, on the cover page of this pricing supplement.  Goldman, Sachs & Co. intends to resell each reopened note it purchases at the price to the public set forth on the cover page of this pricing supplement.  In the future, Goldman, Sachs & Co. or one of its affiliates, may repurchase and resell the notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices.  For more information about the plan of distribution, the distribution agreement and possible market-making activities, see “Supplemental Plan of Distribution” in the accompanying prospectus supplement.

We expect to deliver the reopened notes against payment therefor in New York, New York on March 21, 2012, which is the fifth scheduled business day following the trade date for the reopened notes.  Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade notes on any date prior to three business days before delivery will be required, by virtue of the fact that the notes will initially settle in five business days (T + 5) from the trade date of the reopened notes, to specify alternative settlement arrangements to prevent a failed settlement.

Selling Restrictions

Brazil

The notes may not be offered or sold to the public in Brazil. Accordingly, the notes have not been and will not be registered with the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários, the "CVM"), nor have been submitted to the foregoing agency for approval. Documents relating to the notes, as well as the information contained therein, may not be supplied to the public in Brazil, as the offering of notes is not a public offering of notes in Brazil, nor used in connection with any offer for subscription or sale of notes to the public in Brazil. Persons wishing to offer or acquire the notes within Brazil should consult with their own counsel as to the applicability of these registration requirements or any exemption therefrom.

Chile

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.

Colombia

The issuance of the notes, as well as trading and payments in respect of the notes, will occur outside Colombia.

The notes have not been and will not be offered in Colombia through a public offering pursuant to Colombian laws and regulations and neither will be registered in the Colombian National Registry of Securities and Issuers or on the Colombian Stock Exchange.

This material is for the sole and exclusive use of the recipient and cannot be understood as being addressed to, or be used by, any other party.

The recipient acknowledges the Colombian laws and regulations (specifically foreign exchange and tax regulations) applicable to any transaction or investment made in connection with the notes and represents that it is the sole party liable for full compliance with any such laws and regulations.

Costa Rica

The notes are not intended for the Costa Rican public or market and neither is registered nor will be registered before the SUGEVAL, nor can be traded in the secondary market.

Mexico

The notes have not been and will not be registered with the Mexican National Securities Registry (Registro Nacional de Valores), maintained by the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria de Valores), and may not be offered or sold publicly in Mexico. The notes may be sold in Mexico, by any person, including Royal Bank of Canada, pursuant to the private placement exemption set forth in Article 8 of the Mexican Securities Market Law (Ley del Mercado de Valores), to the investors and under the terms specified in such Article.

SUPPLEMENTAL DISCUSSION OF CANADIAN FEDERAL INCOME TAX CONSEQUENCES

An investor should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.

In the opinion of Norton Rose Canada LLP, our Canadian tax counsel, interest (including amounts deemed for purposes of the Income Tax Act (Canada) (“ITA”) to be interest) on a note that is paid or credited, or deemed for purposes of the ITA to be paid or credited, to a Non-resident Holder will not be subject to Canadian non-resident withholding tax, except in the circumstances described under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.  If the Reference Asset could be viewed as a proxy for the profit of Royal Bank of Canada, any interest paid or credited or deemed to be paid or credited on a note may be subject to Canadian non-resident withholding tax.

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following, together with the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement, is a general description of the material U.S. tax considerations relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the U.S. of acquiring, holding and disposing of the notes and receiving payments under the notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

Supplemental U.S. Tax Considerations

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN.  BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat the notes as pre-paid cash-settled derivative contracts in respect of the Reference Asset for U.S. federal income tax purposes, and the terms of the notes require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the notes for all tax purposes in accordance with such characterization.  If the notes are so treated, a U.S. holder should generally recognize capital gain or loss upon the sale, exchange or maturity of the notes in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the notes.  In general, a U.S. holder’s tax basis in the notes will be equal to the price the holder paid for the notes.  Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less.  The deductibility of capital losses is subject to limitations.

We will not attempt to ascertain whether the issuer of any of the component stocks included in the Reference Asset would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”) or a “United States real property holding corporation” within the meaning of Section 897 of the Code. If the issuer of one or more of such stocks were so treated, certain adverse U.S. federal income tax consequences could possibly apply. You should refer to any available information filed with the SEC by the issuers of the component stocks included in the Reference Asset and consult your tax advisor regarding the possible consequences to you in this regard.

Alternative Treatments.  Alternative tax treatments of the notes are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  For example, it would also be possible to treat the notes, and the Internal Revenue Service might assert that the notes should be treated, as a single debt instrument.  Such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments.  If the notes are so treated, a holder would generally be required to accrue interest currently over the term of the notes even though that holder will not receive any payments from us prior to maturity.  In addition, any gain a holder might recognize upon the sale, exchange or maturity of the notes would be ordinary income and any loss recognized by a holder at such time would be ordinary loss to the extent of interest included in income in the current or previous taxable years in respect of the notes, and thereafter, would be capital loss.

Since the Reference Asset periodically rebalances, it is possible that the notes could be treated as a series of derivative contracts, each of which matures on the next rebalancing date.  If the notes were properly characterized in such a manner, a holder would be treated as disposing of the notes on each rebalancing date in return for new derivative contracts that mature on the next rebalancing date, and a holder would accordingly likely recognize capital gain or loss on each rebalancing date equal to the difference between the holder’s basis in the notes (which would be adjusted to take into account any prior recognition of gain or loss) and the fair market value of the notes on such date.

Because of the absence of authority regarding the appropriate tax characterization of the notes, it is also possible that the Internal Revenue Service could seek to characterize the notes in a manner that results in tax consequences that are different from those described above. For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the sale, exchange or maturity of the notes should be treated as ordinary gain or loss.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the notes.  According to the notice, the Internal Revenue Service and the U.S. Treasury Department are actively considering whether the holder of an instrument such as the notes should be required to accrue ordinary income on a current basis, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the U.S. Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Backup Withholding and Information Reporting.  Please see the discussion under “Tax Consequences — United States Taxation — Information Reporting and Backup Withholding” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the notes.

Non-U.S. Holders. The following discussion applies to non-U.S. holders of the notes. A non-U.S. holder is a beneficial owner of a note that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

A non-U.S. holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the notes, provided that (i) the holder complies with any applicable certification requirements, (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale, exchange or maturity of the notes.  In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.  Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments on the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate.  The Internal Revenue Service has also indicated that it is considering whether income in respect of instruments such as the notes should be subject to withholding tax.  Prospective investors should consult their own tax advisors in this regard.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Internal Revenue Code) with respect to the plan; governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing notes should consider whether the purchase or holding of such instruments might constitute a “prohibited transaction.”

Royal Bank of Canada and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans by reason of, for example, Royal Bank of Canada (or its affiliate) providing services to such plans.  Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if notes are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Internal Revenue Code), which we call collectively “Plans”, and with respect to which Royal Bank of Canada or any of its affiliates is a “party in interest” or a “disqualified person”, unless those notes are acquired under an exemption for transactions effected on behalf of that Plan by a “qualified professional asset manager” or an “in-house asset manager”, for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption.  Section 408(b) (17) provides an additional exemption for the purchase and sale of notes and related lending transactions where neither the issuer of the notes nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and the Plan pays no more than “adequate consideration” in connection with the transaction.  The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA.  The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the notes will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither Royal Bank of Canada nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or any exercise related thereto or as a result of any exercise by Royal Bank of Canada or any of its affiliates of any rights in connection with the notes, and no advice provided by Royal Bank of Canada or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

VALIDITY OF THE NOTES

In the opinion of Norton Rose Canada LLP, the issue and sale of the reopened notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the reopened notes have been duly executed, authenticated and issued in accordance with the Indenture, the reopened notes will be validly issued and, to the extent validity of the reopened notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Quebec and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated March 6, 2012, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on March 6, 2012.

In the opinion of Morrison & Foerster LLP, when the reopened notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the reopened notes will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated March 6, 2012, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated March 6, 2012.

For the opinions of these firms as to the initial notes, please see our Form 6-K filed on March 9, 2012.